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                                                                 Exhibit 10.(t).


TIMOTHY P. SMUCKER
Chairman, Compensation
and Stock Option Committee

                                                       April 18, 2001

Mr. Frank Wobst
Chairman
Huntington Bancshares Incorporated
Huntington Center
Columbus, Ohio 43287

         Re: Retirement as Employee

Dear Frank:

         You have indicated your intent to retire as an employee of Huntington Bancshares Incorporated. While we understand your desire to retire from the day to day responsibilities required of an actively employed Chairman, we look forward to your continued guidance and service as a non-employee Chairman of both Huntington Bancshares Incorporated and The Huntington National Bank Boards. In order to recognize your significant past contributions to Huntington and ensure a smooth transition, we have agreed on certain matters affecting your retirement and your future relationship with Huntington. This letter memorializes our agreement.

         1. You will continue in your present position at your current rate of compensation and with your current fringe benefits until you retire as an employee of Huntington and its affiliates. Your retirement date will be May 1, 2001.

         2. As of May 1, 2001, you will be entitled to certain retirement income and welfare benefits, and other benefits as set forth in the attachment to this letter.

         3. You will continue to serve your term as a director of Huntington Bancshares Incorporated and The Huntington National Bank in accordance with their by-laws. You will also continue to serve as Chairman of the Executive Committee of the Boards of Directors of both Huntington Bancshares Incorporated and The Huntington National Bank through December 31, 2002. Beginning May 1, 2001, you will serve as non-employee Chairman of the Board for both Huntington Bancshares Incorporated and The Huntington National Bank, continuing through December 31, 2002. Beginning May 1, 2001, and continuing for as long as you serve as a director, you shall receive the standard director compensation in effect from time to time for non-employee directors.

         4. Beginning on May 1, 2001, and continuing through December 31, 2002, you agree to provide consulting services to Huntington in the form of advice on Huntington's activities and proposed activities as the Chief Executive Officer or the Board of Directors of Huntington Bancshares Incorporated shall reasonably request. In


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                  performing such consulting services, you agree that you will be acting as an independent contractor and not as an employee of Huntington. As payment for such consulting services, you shall receive a fee of $20,000 per month in equal bi-weekly installments. You acknowledge that you will be responsible for filing, withholding, and payment of taxes as an independent contractor.

         5. Both before and following your retirement date, Huntington will indemnify you against any and all claims, suits, charges, or proceedings, and will advance reasonable expenses (including reasonable attorneys' fees), arising from your performance of duties as an officer or director of Huntington or any affiliated company to the full extent permitted by federal law and the laws of the State of Maryland. You will cooperate with Huntington in connection with any such proceedings.

         6. You agree that you will hold in a fiduciary capacity for the benefit of Huntington all trade secrets, confidential information, and privileged information, relating to Huntington and its businesses which you have obtained during your employment by Huntington. You will not, without the prior written consent of Huntington or as may otherwise be required by law or legal process, use, communicate, or divulge any such trade secrets or confidential or privileged information to anyone other than Huntington and those designated by Huntington.

         7. For yourself, your heirs, executors, and assigns, you release, waive, extinguish, and covenant not to sue with respect to any and all rights, liabilities, claims, or actions of whatever nature which you have or may have as of the effective date of this agreement against Huntington or its affiliates, its or their successors and assigns, and the directors, officers, employees, or agents of any of them or their heirs or assigns, including, but not limited to, any and all such rights, liabilities, claims, or actions arising in any manner out of your employment or the termination of your employment. These rights, liabilities, claims, and actions released, waived, and extinguished by you and with respect to which you covenant not to sue, include but are not limited to those arising or which might arise under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended; Executive Order 11246, as amended; the National Labor Relations Act, as amended; the Americans with Disabilities Act of 1990; any claims or rights arising in fact or by implication pursuant to any alleged contract and any other claim arising under any federal, state, county, city, or other local law, rule, ordinance, regulation, order, or decision concerning discrimination in employment or the terms, rate, hours, benefits, conditions, or privileges of employment or any other term or condition of employment including, but not limited to, any claim arising out of your employment which relates to or arises out of a claim of discrimination because of race, color, religion, sex, national origin, handicap, age, or ancestry pursuant to Chapter 4112 of the Ohio Revised Code or which relates to or arises out of any claim of age discrimination pursuant to the federal Age Discrimination in Employment Act or any state or local age discrimination statute, law, ordinance, or decision.



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         8.       The agreement set forth in this letter will be binding on the successors and assigns of Huntington. It is Huntington's intention that you not be required to incur the expenses associated with the enforcement of your rights as set forth in this letter, should such enforcement become necessary following a change in control of Huntington. Accordingly, if, following a change in control of Huntington, it should appear to you that Huntington or its successor has failed to comply with any of Huntington's obligations to you as described in this letter, or any action is taken to declare the agreement set forth in this letter to be void or unenforceable or to deny, diminish, or recover from you the benefits intended to be provided to you as described in this letter, you are irrevocably authorized to retain counsel of your choice at the expense of Huntington or its successor to represent you in connection with the initiation or defense of any litigation or other legal action. Huntington or its successor will pay or reimburse to you the reasonable fees and expenses of counsel selected by you on a regular, periodic basis upon presentation by you of a statement or statements prepared by such counsel in accordance with its customary practices.

         9. This letter, including the attachment, contains the entire agreement of the parties with respect to your retiring as an employee, and your continuing relationship with Huntington, and completely supersedes your Employment Agreement dated February 15, 2001, and your Executive Agreement dated April 1, 1998, which will be of no further effect as of your retirement date.

         Frank, on behalf of everyone at Huntington, I want to express my sincere appreciation for your many contributions to Huntington.

                                                       Sincerely,



                                                       Timothy P. Smucker


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                                 ACKNOWLEDGMENT


         I acknowledge that I was given up to 21 calendar days within which to consider this letter agreement; that I was advised in writing of my right to consult with legal counsel prior to signing this agreement and that I have had the opportunity to avail myself of counsel of my choosing; and that I have the right to revoke this agreement, in writing, for a period not to exceed 7 days after the date on which it was signed by me. All parties further acknowledge if I fail to exercise this right to revoke, this agreement will immediately become a binding contract as to its terms.

         I acknowledge that I have read this letter in its entirety, fully understand the same, and am in full accord with the terms contained herein.


                                       Notice received and accepted and this
                                       letter agreement approved and accepted
                                       this ____ day of April, 2001.


                                       ------------------------------
                                       Frank Wobst


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                                                                      ATTACHMENT


INCENTIVE PLANS

         1. You are a participant in the Incentive Compensation Plan, also known as the Management Incentive Plan (the "MIP"), until your retirement date. You shall be eligible to receive a MIP payment for the plan year 2001. Your MIP payment for the plan year 2001 will be based on the terms of the plan and on the criteria and other terms for your current group A-1 as determined by the Compensation and Stock Option Committee. Your MIP payment for the plan year 2001 will be a pro rata amount equal to a fraction of a year, the numerator of which will be four and the denominator shall be twelve. You shall receive this payment prior to the last day in February 2002.

         2. You are a participant in the seventh and eighth cycles of the Long Term Incentive Compensation Plan (the "Long Term Plan".) The seventh cycle of the Long-Term Plan covers the period January 1, 1999, through December 31, 2000. As a participant in the seventh cycle of the Long Term Plan, you are eligible to receive a seventh cycle Long Term Plan payment. Your Long Term Plan payment will be determined based on Huntington's ROAE performance relative to the performance of the peer group in accordance with the terms of the Long-Term Plan for the group to which you were assigned. You will receive this payment for the seventh cycle when awards for all participants in the Long-Term Plan are paid, which is anticipated to be in May 2001.

                  The eighth cycle of the Long Term Plan covers the period of January 1, 2000, through December 31, 2002. As a participant in the eighth cycle of the Long Term Plan, you are eligible to receive an eighth cycle Long Term Plan payment. Your Long Term Plan payment will be determined based on Huntington's ROAE performance relative to the performance of the peer group determined by the Committee and calculated pursuant to the terms of that plan for your group. Your payment will be a pro rata portion of the eighth cycle amount equal to a fraction, the numerator of which will be sixteen and the denominator of which will be 36. You will receive this payment when awards for all participants in the eighth cycle of the Long-Term Plan are paid.

                  Payment from the Long-Term Plan will be in accordance with the terms of the Plan.

         3. All stock options previously granted will be exercisable in accordance with and otherwise governed by the retirement provisions of the Stock Option Plans and the provisions of the stock option agreements under which they were granted.



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WELFARE BENEFITS

         1. Your employee coverage under the Huntington Bancshares Incorporated Group Healthcare Plan will end on April 30, 2001. Beginning on your retirement date, you and your dependents will be eligible for Huntington's retiree medical and dental benefits as generally available to all retirees and in effect from time to time.

         2. Your Employee Group Term Life Insurance will end on the retirement date. You will receive group term life insurance as a retiree in the amount of $50,000.

         3. Your Business Travel Accidental Death and Dismemberment coverage and your Long-Term Disability coverage will end on April 30, 2001.


RETIREMENT INCOME BENEFITS

         1. You will cease active participation in the Huntington Investment and Tax Savings Plan (the "Stock Plan") and the Huntington Supplemental Stock Purchase and Tax Savings Plan (the "Supplemental Stock Plan"). Your Supplemental Stock Plan balance will be distributed to you as soon as administratively feasible following your retirement date. You will also receive information regarding options relating to your balance in the Stock Plan after your retirement date.

         2. Beginning May 1, 2001, you will become eligible to begin receipt of benefits under the Huntington Bancshares Incorporated Retirement Plan (the "Pension Plan") and the Supplemental Executive Retirement Plan (the "SERP").

OTHER BENEFITS

         1. A Huntington parking pass will be provided to you through the later of your term as a director of Huntington or December 31, 2005.

         2. You will continue to have both the use of your current office on the 34th floor of the Huntington Center and to have your current secretary assigned to you full-time through December 31, 2002, provided Huntington continues to occupy such space and your secretary remains in the employ of Huntington. After December 31, 2002, and continuing through December 31, 2005, Huntington will provide you with an office and secretary as appropriate but not necessarily your current office and secretary.

         3. Huntington will reimburse you for eligible tax and financial planning services bills you incur through December 31, 2001 to the extent of your full annual allowance for such services.

         4. You will continue to have use of your current corporate automobile and be reimbursed in accordance with Huntington's policy in effect from time to time



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                  through December 31, 2002. At December 31, 2002, you may
                  purchase your corporate automobile from Huntington at book value. If Huntington discontinues its current policy for providing cars to senior executives before December 31, 2002, you will have the option to purchase your corporate automobile at book value at that time.

         5. You will continue to be entitled to receive, through December 31, 2005, security services at your customary residences, including dedicated phone lines for audit, data and alarm transmission, fire, smoke, intrusion detection and alarm systems and devices, perimeter protection, including fences, gates and camera.

         6. Through December 31, 2002, you will be entitled to use corporate facilities consistent with your position as Chairman of the Board. During the period January 1, 2003, through December 31, 2005, you will be entitled to use corporate facilities as appropriate.

         7. Through December 31, 2005, you will be reimbursed for reasonable business expenses incurred in furtherance of services rendered for the benefit of Huntington.


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